SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of the earliest event reported): January 26, 2006

EUPA International Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-26539	88-0409450
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S Employer Identification No.)
2670 E. Walnut Street
Pasadena, CA 91107
(Address of principal executive offices) (Zip Code)
(626) 793-2688
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURES

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(b) On January 26, 2006, Alexander Man-Kit Ngan resigned from the Board of Directors (the “Board”) of EUPA International Corporation (the “Company”).
(d) The vacancy on the Board created by Mr. Ngan’s resignation was filled by the appointment of Victor Yang on January 30, 2006. Mr. Yang has been appointed as the sole member of a special Executive Committee of the Board. Mr. Yang will be compensated in the amount of $15,000 upon his appointment to the board and $15,000 upon consummation of a strategic transaction.
     Mr. Yang, age 60, was a founding Partner of the Canadian-based law firm of Boughton Peterson Yang Anderson, now Boughton Peterson Yang Anderson Law Corporation and is presently the Managing Partner of Boughton Peterson Yang Anderson, Solicitors, Hong Kong SAR. Mr. Yang attended the University of British Columbia in Vancouver, British Columbia, Canada, where he received his B. Comm. and LL.B degrees. He is presently a governor of the Canadian Chamber of Commerce, a member of the Major Sports Events Committee of the Home Affairs Bureau, Hong Kong SAR and a director of the Hong Kong Foundation for UBC Limited and was a board member of the Canadian International School in Hong Kong. Mr. Yang was admitted as a solicitor of the Supreme Court of Hong Kong in September 1992. Mr. Yang was also admitted as a Barrister and Solicitor in British Columbia, Canada (1974) and as a Solicitor of England & Wales (1992).
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2006	EUPA INTERNATIONAL CORPORATION
	By	/s/ Yuan-Chung Tsai
Yuan-Chung Tsai
President and Chief Executive Officer